EXHIBIT 99.1

May 15, 2009

YRC Worldwide Finalizes Bank Amendment

•    Second Quarter EBITDA Covenant Eliminated

OVERLAND PARK, KAN.—YRC Worldwide Inc. (NASDAQ: YRCW) today announced that it has finalized an amendment with the company’s lenders of its credit facilities that eliminates the second quarter earnings before interest, taxes, depreciation and amortization (“EBITDA”) covenant. The company’s other financial covenants, including minimum liquidity comprised of cash and cash equivalents, restricted cash and availability under the credit facilities, remain in effect.

“It is still too early in the second quarter to precisely project our earnings results,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “Although volumes that were temporarily diverted have begun to return, it has not been at the level and speed that we initially expected, and as a result, we proactively worked through an amendment with our banks to remove any EBITDA targets in the second quarter.” Zollars continued by saying, “Our operational trends continue to improve and the loyalty of our customers remains strong, which gives us confidence in our earnings trends as we progress through the year.”

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YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Logistics, New Penn, Holland, Reddaway and YRC Glen Moore. Building on the strength of its heritage brands, Yellow Transportation and Roadway, the enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 49,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com